Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Warner Chilcott Limited of our report dated March 31, 2006, relating to the Statements of Net Sales and Certain Costs and Expenses of the DOVONEX Product Line of Bristol-Myers Squibb Company, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Philadelphia, PA

October 18, 2006